CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 27, 2016, with respect to the consolidated financial statements of PURE Bioscience, Inc., appearing in the Annual Report on Form 10-K of PURE Bioscience, Inc. for the year ended July 31, 2016.

/s/ Mayer Hoffman McCann P.C.
San Diego, California
August 23, 2017